Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AutoNation, Inc.:

We consent to the use of our reports dated February 14, 2011, with respect to the consolidated balance sheets of AutoNation, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which appear in the December 31, 2010 annual report on Form 10-K incorporated herein by reference.

We also consent to the use of our report dated June 24, 2011, with respect to the statements of net assets available for plan benefits of the AutoNation 401(k) Plan as of December 31, 2010 and 2009, the related statement of changes in net assets available for benefits for the year ended December 31, 2010, and the supplemental schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 11-K of the AutoNation 401(k) Plan, incorporated herein by reference.

/s/ KPMG LLP

July 27, 2011

Fort Lauderdale, Florida

Certified Public Accountants